Exhibit 10.3
FIRST AMENDMENT
TO
AMENDED AND RESTATED
ON-SITE PRODUCT SUPPLY AGREEMENT
     This First Amendment to Amended and Restated On-Site Product Supply Agreement (this “First Amendment”) is entered into effective as of October 31, 2008 (the “First Amendment Effective Date”) by and between Linde, Inc. (formerly known as The BOC Group, Inc.), a Delaware corporation (hereinafter called “Linde”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (hereinafter called “Coffeyville Resources”).
     Linde and Coffeyville Resources are parties to the Amended and Restated On-Site Product Supply Agreement dated as of June 1, 2005 (the “Agreement”), and the parties desire to amend the Agreement as provided in this First Amendment. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms by the Agreement.
     The Agreement shall be amended as of the First Amendment Effective Date as set forth below:
     1. BOC References. All references to “The BOC Group, Inc.” and “BOC” shall be deleted in each place that they appear in the Agreement and “Linde, Inc.” and “Linde”, respectively, substituted in place thereof.
     2. Existing Definitions. Sections 1(c), 1(w) and 1(z) of the Agreement are deleted in their entirety and replaced with the following:
     “(c) “Linde Facility” — a plant for the production of Product, Crude Gaseous Nitrogen and Argon (the “Linde Plant”), including metering and related facilities, together with an interconnected liquid Oxygen Product and liquid Nitrogen Product storage vessels and vaporization equipment (at the “Liquid Product Storage Facility”), all connected to the Linde Pipelines and having the production, delivery, liquid storage and vaporization capabilities or capabilities stated in Section II and III of Exhibit A hereto, which shall be owned or lease, maintained and operated by Linde on the Linde Plant Site.
*          *          *
     (w) “Nitrogen Product” — nitrogen gas (including vaporized liquid) and liquid conforming to the product specifications set forth in Section I of Exhibit A hereto, but, in all cases, excluding Crude Gaseous Nitrogen.”
*          *          *
     (z) “Product” — collectively Oxygen Product, Nitrogen Product, and, after the Crude Gaseous Nitrogen Facility Completion Date, Crude Gaseous Nitrogen, and, to the extent provided under this Agreement, CDA Product.
     3. New Definitions. Section 1 of the Agreement is amended to add the following:

     “(cc) “Coffeyville Equipment” — has the meaning given such term in Section 3(f).
     (dd) “CDA Supply Termination Date” — has the meaning given such term in Section 3(f).
     (ee) “Gas Nitrogen Effective Date” — the earlier of (i) the CDA Supply Termination Date, or (ii) the first anniversary of the completion date of the PPU Retrofit.
     (ff) “PPU Retrofit” — the removal of the existing wire mesh support grid, followed by installation of a modified perforated plate support system and replacement of the activated alumina and molecular sieve. The PPU Retrofit will be deemed to be completed as of the date set forth in a written notice from Linde, which Linde agrees to provide promptly following completion.
     (gg) “Crude Gaseous Nitrogen” — gaseous low pressure, low purity nitrogen produced as a by-product of the distillation process conforming to the product specifications set forth in Section I of Exhibit A hereto.
     (hh) “Crude Gaseous Nitrogen Facility” — that part of the Linde Plant used for the distribution of Crude Gaseous Nitrogen.
     (ii) “Crude Gaseous Nitrogen Facility Completion Date” — has the meaning given such term in Section 2(n).
     (jj) “Neon Electricity” — has the meaning given such term in Section 4(f).
     (kk) “Operating Day” — means hours of operation in any calendar day during which Linde is providing all Products at the purity, volumes and pressures provided for herein divided by 24.
     (ll) “Liquid Production” — means the sum of liquid Nitrogen Product and liquid Oxygen Product as determined by Linde scale tickets.
     (mm) “Lost Liquid Production” — means Liquid Production which is not realized by Linde solely due to the supply of High Pressure Air Product by Linde to Coffeyville Resources pursuant to this Agreement.”
     4. The Linde Facility and Pipelines. Section 2 of the Agreement is amended to add the following:
     “(n) Following the First Amendment Effective Date, Linde shall complete the necessary engineering and installation of the Crude Gaseous Nitrogen Facility to supply Crude Gaseous Nitrogen to Coffeyville Resources. Such work will include the necessary controls, piping, valves, a billing quality flow metering device and chiller to permit diversion of the Crude Gaseous Nitrogen from the evaporative cooling unit. Linde will provide piping to the Linde Plant Site limits or a designated point within the Linde Plant Site. Linde will notify Coffeyville Resources in writing of the date on which the Crude Gaseous Nitrogen Facility has been installed (the “Crude Gaseous Nitrogen Facility Completion Date”).
     (o) Following the First Amendment Effective Date, Linde will complete the necessary engineering and installation to recover Neon gas from the Linde Plant. This installation will include a billing quality electric meter for determining the power consumption of this equipment.”

     5. Purchase and Sale of Product. Section 3 of the Agreement is amended to add the following:
     “(e) Following the CDA Supply Termination Date, Linde will discontinue supply of CDA Product to Coffeyville Resources under the Agreement, except as set forth in this Section 3(e).
     (i) Not more often than two (2) times in any calendar year, upon not less than ten (10) business days prior written notice from Coffeyville Resources, Linde shall supply CDA Product, on a temporary basis, from the Linde Facility for a period of not more than an aggregate of two (2) weeks in any calendar year, for maintenance on the Coffeyville Equipment. During such temporary supply of CDA Product, the Production and Delivery Capabilities of Linde Facility will be in accordance with Section II.E.1 of Exhibit A. Additionally, during such temporary supply of CDA Product, the cap for Lost Liquid Production will be $70,000 in any single month. If Coffeyville Resources requires the temporary supply of CDA Product for a period greater than two (2) weeks, the cap for Lost Liquid Production will not be applicable until such temporary supply of CDA Product is terminated.
     (ii) In the event that the Coffeyville Equipment is unable to produce CDA Product, Coffeyville Resources may request emergency supply of CDA Product from the Linde Facility. Within the limitations of the existing operating mode of the Linde Facility at the time such request is made, Linde shall use reasonable commercial efforts to supply, on an as available basis, Coffeyville Resources’ requirements for CDA Product, up to 351,000 scfh of CDA Product. Within 24 hours of such request for emergency supply of CDA Product, Linde will adjust the operations of the Linde Facility to provide Coffeyville Resources’ requirements for CDA Product, up to 351,000 scfh. Upon receipt of such emergency request, Product allocation above Level 2 of the Product Nomination Procedure (Exhibit L) will be suspended while Linde is supplying CDA Product pursuant to this Section 3(e)(ii). While Linde is supplying CDA Product pursuant to this Section 3(e)(ii), the cap for Lost Liquid Production will not be applicable. Linde’s obligation to supply CDA Product pursuant to this Section 3(e)(ii) shall be limited to an aggregate of ninety (90) days during the term of this Agreement.
     (f) Promptly after the Effective Date, Coffeyville Resources shall install equipment (the “Coffeyville Equipment”) necessary to supply the Coffeyville Facilities and the adjacent Refinery with CDA Product. Upon receipt of notice from Coffeyville Resources that this equipment has been installed and is capable of supplying CDA Product, Linde’s obligation to supply CDA Product under the Agreement shall terminate, except as set forth in Section 3(e) to the Agreement. The date on which Linde receives such notice is hereinafter referred to as the “CDA Supply Termination Date”.”
     6. Pricing and Payment. Section 4(e) of the Agreement is deleted in its entirety and replaced with the following, and a new Section 4(f) is added as follows:
     “(e) Subject to Section 3(e) and during the Supply Period, Coffeyville Resources will provide a monthly credit to Linde for Lost Liquid Production. The credit shall be calculated on a monthly basis using the following formula:
     ($46/ton)[(OperatingDaysin Month)(120) – (ActualTonsLiquidProduction)]=Credit
     and will be capped in any single month as follows:

1.	$70,000 — upon execution of the First Amendment or during periods of interim CDA Product supply of Section 3(e).

2.	The cap will be reduced by $3,000 upon completion of the PPU Retrofit.

3.	The cap will be reduced by an additional $4,250 upon notification from Coffeyville Resources that their equipment supplying CDA Product is operational.

4.	The cap will be reduced by an additional $21,750 upon notification by Linde that the Dense Fluid Expander is operational.
The $46/ton price and the cap described above will adjust (up or down) on a monthly basis based upon the actual total power cost as billed to Coffeyville Resources by the City of Coffeyville, Kansas (expressed as $/KWH) compared to the actual total power cost in June 2005 (expressed as $/KWH). For the purposes of the cap adjustment, the appropriate reduction will be taken before making the adjustment. For example, after the PPU Retrofit, CDA Product removal, and Dense Fluid Expander installation, the total reduction would be $29,000. The monthly adjustment of the cap for total power would be made on the new cap of $41,000. The actual total power cost in June 2005 was $0.03965/KWH. As an example, attached as Exhibit K is the adjustment calculation per this paragraph for July 2005.
     (f) Electricity is required for the operation of the Neon recovery equipment (the “Neon Electricity”). Linde will meter the Neon Electricity (subject to the right of Coffeyville Resources to monitor such meter), and reimburse Coffeyville Resources monthly based upon the actual total power cost as billed to Coffeyville Resources by the City of Coffeyville, Kansas (expressed as $/KWH). The Neon Electricity shall be deducted from the “Actual Usage” when performing the “Excess Power Calculation” (as such terms are used in Exhibit F-3).”
     7. Argon, CO2 Byproduct and other Byproducts. Section 5(a) of the Agreement is deleted in its entirety and replaced with the following:
     “(a) During the Supply Period, Linde shall be entitled to retain, market and sell for its own account: (i) all Argon produced by the Linde Plant; (ii) all CO2 Byproduct, except to the extent retained by Coffeyville Resources or its affiliates and except to the extent otherwise provided in or pursuant to Section 5(b) herein; and (iii) all other byproducts or other industrial gases, in liquid or gaseous form, including Neon, Krypton, and Xenon, produced by the Linde Plant, including Product in excess of Linde’s obligations to supply same to Coffeyville Resources hereunder. Linde shall be solely responsible for the proper disposal, in accordance with all applicable Environmental Laws and Permits of any and all byproducts and other emissions and waste generated by the Linde Plant (including from CO2 Byproduct delivered to Linde) other than Products delivered to Coffeyville Resources hereunder. Except as permitted by Section 5(b) herein, Coffeyville Resources agrees that it will not sell or deliver CO2 Byproduct to anyone other than Linde, its affiliates and affiliates of Coffeyville Resources.”
     8. Product Specifications. Section 7 of the Agreement is amended to add the following to that section:
“If the Crude Gaseous Nitrogen does not conform to the specifications therefor (“Non-Conforming Crude Gaseous Nitrogen”), Linde shall notify Coffeyville Resources promptly by telephone or by such other method as agreed by the Parties (e.g., by electronic mail) upon discovery of such nonconformance, which notice shall include (a) the particulars of any nonconformance and (b) the expected duration thereof, and Linde shall promptly discontinue the supply of Non-Conforming Crude Gaseous Nitrogen to Coffeyville Resources.”

     9. Exhibit A.
          (a) Section I.A of Exhibit A to the Agreement is amended to add the following:
“Crude Gaseous Nitrogen, with inerts: not more than 2% oxygen (with a typical value of 1.5% oxygen)”
          (b) Sections II.D and II.E of Exhibit A to the Agreement are deleted in their entirety and replaced with the following:
“D. Gaseous Nitrogen Product (both 500 ± 10 psig and 200 ± 10 psig, but excluding 1300 and 120 psig referred to in Section III.A immediately below):
1. Following the First Amendment Effective Date or during any period when Linde is temporarily supplying CDA Product pursuant to Section 3(e) of the Agreement:
1,240,000 scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)
2. As of the Gas Nitrogen Effective Date:
1,260,000 scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)
3. Six (6) months after the Gas Nitrogen Effective Date:
1,280,000 scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)
4. Twenty-four (24) months after the Gas Nitrogen Effective Date:
1,320,000 scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)”
E. CDA Product:
1. Prior to installation of the Coffeyville Equipment or, after the CDA Supply Termination Date, as subsequently requested by Coffeyville Resources pursuant to Section 3(e) of the Agreement:
351,000 scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)
2. In the event, prior to the CDA Supply Termination Date, Coffeyville Resources installs equipment to only partially supply Coffeyville Resources’ CDA Product requirements:
115% of the average flow (in scf per hour) over the 120 hours following notification of partial supply (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)

3. Following the CDA Supply Termination Date, except when requested per Section 3(e) of the Agreement:
0 scf per hour”
     10. Exhibit B. In Section II of Exhibit B to the Agreement, the definition of BMPC is deleted in its entirety and replaced with the following:

“BMPC =	Base monthly Minimum Product Charge, and each gaseous Product price, individually, as follows:

$313,885 — Base Monthly Minimum Product Charge

$2,000 — Crude Gaseous Nitrogen Facility Fee (commencing on the Crude Gaseous Nitrogen Facility Completion Date)

$0.055 — Base Gaseous Oxygen
$0.055 — Base Gaseous Nitrogen
$0.019 — Base CDA Product”
     11. Exhibit G.
     (a) Section I of Exhibit G to the Agreement is amended to add the following:
“Notwithstanding any other provisions in the Agreement to the contrary, including the pricing adjustments described in Exhibit B, the Minimum Product Charge will increase to the amounts shown below on the indicated dates:
a.	Gas Nitrogen Effective Date — $321,915;

b.	Six months after the Gas Nitrogen Effective Date — $329,945; and

c.	Twenty-four months after the Gas Nitrogen Effective Date — $346,005.”
          (b) Sections II and III of Exhibit G to the Agreement are deleted in their entirety and replaced with the following:
“II. During the Supply Period, Coffeyville Resources shall pay Linde $0.055 per 100 scf for all quantities of High Pressure gaseous Oxygen Product delivered to Coffeyville Resources during a calendar month from the output of the Linde Plant, at total instantaneous flow rates exceeding 1,588,000 scf per hour, and for all quantities of Low Pressure gaseous Oxygen Product delivered to Coffeyville Resources during a calendar month from the output of the Linde Plant, at total instantaneous flow rates exceeding 30,000 scf per hour.
III. During the Supply Period, Coffeyville Resources shall pay Linde $0.055 per 100 scf for all quantities of gaseous Nitrogen Product delivered to Coffeyville Resources during a calendar month from the output of the Linde Plant, at instantaneous flow rates exceeding the volume specified in Section II.D of Exhibit A.”
          (c) Exhibit G to the Agreement is amended to add the following new Section VII:

“VII. During the Supply Period, following the Crude Gaseous Nitrogen Facility Completion Date, Coffeyville Resources shall pay Linde $2,000 per month as a monthly minimum product charge for the commitment of the Crude Gaseous Nitrogen Facilities. Coffeyville Resources shall pay Linde
(a)	$0.021 per 100 scf for all quantities of Crude Gaseous Nitrogen delivered to Coffeyville Resources during a calendar month from the output of the Linde Plant up to an aggregate of 13,540,000,000 scf; and
After a consuming a total of 13,540,000,000 scf of Crude Gaseous Nitrogen, Coffeyville Resources shall receive a reduction of
(b)	$0.013 per 100 scf to the current price for all quantities of Crude Gaseous Nitrogen delivered to Coffeyville Resources.”
     11. Exhibit L. Linde and Coffeyville Resources hereby amend the Agreement to add a new Section 5A as follows:
     “SECTION 5A PRODUCT NOMINATION PROCEDURE
     Linde and Coffeyville hereby agree to allocate Product produced by the Linde Plant according to the nomination procedure attached to this Agreement as Exhibit L.
     12. Ratify Agreement. Except as otherwise specifically provided to the contrary in this First Amendment, all of the provisions of the Agreement shall continue in full force and effect in accordance with their express terms. The Agreement as amended hereby, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous representations, understandings, agreements, communications, or purchase orders between the parties, whether written or oral, relating to the subject matter hereof.
     13. Counterparts. This First Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument. The signature pages to this First Amendment may be exchanged by facsimile.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the First Amendment Effective Date.

Linde, Inc.		Coffeyville Resources Nitrogen Fertilizers, LLC
By:	/s/ Pat Murphy	By:	/s/ Stanley A. Riemann
	Name: Pat Murphy		Name:	Stanley A. Riemann
	Title: President		Title:	COO

EXHIBIT L
PRODUCT NOMINATION PROCEDURE
Production of Product from the Linde Plant shall be allocated using the following Product Nomination procedure. For ease of presentation, the following terms are defined for use with this procedure:
     HPGO — means the High Pressure gaseous Oxygen Product referenced in Section II.A of Exhibit A.
     GAN — means the gaseous Nitrogen Product referenced in Section II.D of Exhibit A.
     LOX — means liquid Oxygen Product produced by the Linde Plant
     LIN — means liquid Nitrogen Product produced by the Linde Plant
For the purposes of this nomination procedure, the following production levels for Product are defined:
Level 1 — Product to Coffeyville Resources
1,588,000 scf per hour of HPGO, and
The scf per hour of GAN as set forth in Section II.D of Exhibit A
Level 2 — Product to Linde
     The scf per hour of LOX/LIN as follows:
•	Upon execution of this First Amendment — 60,000 scf per hour

•	Following the CDA Supply Termination Date and subsequent supply of CDA Product off the Linde Plant is stopped — an additional 10,000 scf per hour

•	Upon notification by Linde that the Dense Fluid Expander is operational — an additional 30,000 scf per hour
When producing LOX/LIN at the 100,000 scf per hour rate of production, no more than 40,000 scf per hour of that production may be as LOX.
Level 3 — Product to Coffeyville Resources
Next 50,000 scf per hour of HPGO, and
•	Up to 1,683,000 scf per hour of HPGO

•	Subject to the limitations of HPGO production & delivery equipment
Next 50,000 scf per hour of GAN
•	Up to 50,000 scf per hour above the amount specified by Level 1 above

•	Subject to the limitations of GAN compression equipment
Level 4 — Product to Linde (next 60,000 scf per hour of Product produced
Next 60,000 scf per hour of LOX/LIN
Level 5
Any Product production above Level 4
This production may be allocated to either Linde or Coffeyville Resources as agreed in nomination discussions between the parties

The following guidelines are to be followed when utilizing the nomination procedure.
•	The nomination period lasts for two (2) weeks and commences on Monday at noon.

•	Nominations can be reset during the two (2) week period if the Linde Plant experiences an interruption of operation, or upon the mutual agreement of both parties.

•	All nominations for Product in Level 3, 4 and 5 are if the Linde Plant is then capable of the listed production levels.

•	Nomination options are made 1 week in advance of the nomination period.

•	Partial nominations within a Level are permitted.
•	For example, Coffeyville Resources can elect to take 20,000 scf per hour of GAN production as the only nomination in Level 3. That selection would last for the two (2) week nomination period and any production capacity of the Linde Plant above that 20,000 scf per hour would be available to Linde under Level 4.
•	Any Product in a Level not being consumed by one party, may be made available, on an as-available basis, to the other party.
•	For example, due to a full storage condition, Linde has to back down the LOX/LIN production from 100,000 scf per hour to 20,000 scf per hour. This 80,000 scf per hour of production would be made available to the pipelines until sufficient room in the liquid storage was available to resume full production.
•	Semi-annually, both parties will examine consumption of nominated Product in Levels 3, 4 and 5 for the prior six (6) month period. If consumption of the nominated Product volumes is below 35%, and the other party requested a release of the unconsumed volume, but that release was refused, then the consuming party shall pay for 35% of the nominated Product volume at the current pricing.

To request a release of an unconsumed volume in a nominated Level, the party requesting the release will submit a notice of that request to the other party. The other party must respond within 24 hours. Failure to respond will designate a release of the unconsumed volume.
•	For example, Coffeyville Resources nominates 50,000 scf per hour of HPGO and 50,000 scf per hour of GAN for Level 3. However, for some reason, Coffeyville Resources’ consumption has only been at 20,000 scf per hour of HPGO and 20,000 scf per hour of GAN. Linde can request a release of the 30,000 scf per hour of HPGO and 30,000 scf per hour of GAN in order to produce LOX/LIN in Level 4.
•	Linde has the nomination rights for Level 5, only during the months of July, August, and September. Coffeyville Resources has the nomination rights for Level 5 during the remaining months of the year.

•	Once per year, either party may, with 30 days written notice, elect to deny the other party’s nomination rights above Level 2 for a two (2) week period. This two (2) week period does not necessarily have to coincide with a normal nomination period and the normal nomination process will continue in the background.